Exhibit 99.1

El Cajon, California, February 10, 2005

Spectre Gaming Names Kenneth Brimmer as Chairman of the Board of Directors

     Spectre Gaming, Inc. (OTCBB: “SGMG”) announced today the appointment of Kenneth Brimmer to its Board of Directors. In addition, Mr. Brimmer will assume the role of Chairman of the Company’s Board of Directors, succeeding Ronald Eibensteiner who has served as the Company’s Chairman since its inception. Mr. Brimmer, who is Chairman and CEO of STEN Corporation, a Minneapolis- based diversified business, has over 20 years of experience in management and financing of early-stage companies and substantial experience in the gaming industry.

     Mr. Brimmer was employed by Grand Casinos, Inc. from 1990 to 1997 as an Assistant to the Chairman and CEO before its sale to Hilton Hotels Corporation. He was also actively involved in the formation and financing of Rainforest Cafe, Inc. and served as that company’s President from 1997 until 2000 and on its board of directors until its sale to Landry’s Restaurants, Inc.

     Currently, Mr. Brimmer serves on the board of directors of Landry’s Restaurants, Inc., which recently announced an agreement to purchase the Golden Nugget Hotel and Casino in Las Vegas, Nevada. He is also director of VioQuest Pharmaceuticals, Inc., Hypertension Diagnostics, Inc. and Entrx Corporation.

     “We are very excited to have Ken join the Board of Directors of Spectre Gaming as we move to our next phase as a gaming company,” said Russell Mix, chief executive officer of Spectre. “Ken brings a combination of talent and skill to the Company and we will draw on his experience with start-up companies, and with Grand Casinos which was an early participant in the development of Native American gaming operations. We look forward to Ken’s participation as Spectre continues to work toward its goal of becoming a leading provider of gaming equipment to the rapidly-growing Native American gaming industry.”

     Spectre Gaming, Inc., with offices at 1466 Pioneer Way, El Cajon, California 92020, is a provider of proprietary interactive electronic games to the Native American and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

     This news release contains various “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company’s Registration Statement on Form SB-2, filed on January 19, 2005. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.